EXHIBIT 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Scott Youngstrom
Argot Partners	Chief Financial Officer
(212) 600-1902	EnteroMedics Inc.
eliza@argotpartners.com	(651) 634-3011
syoungstrom@vbloc.com

EnteroMedics Announces vBloc® Neurometabolic Therapy Now Available at MedStar Health and Roper St. Francis

ST. PAUL, Minnesota, January 5, 2017 – EnteroMedics Inc. (NASDAQ:ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that the Company’s vBloc® Neurometabolic Therapy has now been implanted at two additional vBloc Institutes – MedStar Health in Maryland and Roper St. Francis in South Carolina. In order to qualify as a vBloc Institute, a medical center or hospital system must have integrated the Company’s vBloc Therapy and its vBloc® Achieve support program into its practice. MedStar Health and Roper St. Francis are the twelfth and thirteenth vBloc Institute programs to have integrated vBloc Therapy and the vBloc® Achieve care delivery program into their practice to fight obesity. vBloc Institutes have previously been established at the following medical centers/hospital systems: VA North Texas Health Care System: Dallas VA Medical Center, NIX Medical (San Antonio), Hartford Hospital, Hackensack University Medical Center, South Florida Surgery and Bariatric Institute, University of Texas Medical Branch (UTMB), Smart Dimensions Weight Loss, Christiana Institute of Advanced Surgery (CHRIAS), Beltline Surgery Center, Winthrop University Hospital and Sky Ridge Medical Center.

vBloc Therapy works to control sensations of hunger using a pacemaker-like device that is implanted under the skin during a safe, minimally-invasive procedure that does not alter or remove any patient anatomy. This device can be adjusted to optimize patients’ therapy needs. Patients feel the sensation of fullness, empowering them to eat less, control their appetite, make healthier choices and lose weight without the major lifestyle implications of traditional weight loss surgeries.

vBloc Achieve is a comprehensive, personalized weight loss support program to help vBloc patients reach and maintain health goals. While vBloc Therapy addresses hunger signals and cravings, vBloc Achieve provides emotional support and helps patients make positive lifestyle changes, including health, balanced eating and regular exercise that are essential to long-term weight-loss success.

vBloc Therapy is approved for use in helping with weight loss in people aged 18 years and older who are obese, with a BMI of 40 to 45 kg/m2, or a BMI of 35 to 39.9 kg/m2 with a related health condition such as Type 2 diabetes, high blood pressure, high cholesterol levels or obstructive sleep apnea who have had a poor response to trying to lose weight under supervision in the last 5 years.

About MedStar Health

MedStar Health is a not-for-profit health system dedicated to caring for people in Maryland and the Washington, D.C., region, while advancing the practice of medicine through education, innovation and research. MedStar’s 30,000 associates, 6,000 affiliated physicians, 10 hospitals, ambulatory care and urgent care centers, and the MedStar Health Research Institute are recognized regionally and nationally for excellence in medical care. As the medical education and clinical partner of Georgetown University, MedStar trains more than 1,100 medical residents annually. MedStar Health’s patient-first philosophy combines care, compassion and clinical excellence with an emphasis on customer service. For more information, visit MedStarHealth.org.

About Roper St. Francis

Roper St. Francis is Charleston, South Carolina’s only private, not-for-profit hospital system with a specific focus on community outreach. The healthcare system has three hospitals strategically located across the region: Roper Hospital on the Charleston peninsula, Bon Secours St. Francis Hospital in West Ashley and Roper St. Francis Mount Pleasant Hospital in Mount Pleasant. Roper St. Francis is among Charleston’s largest employers with more than 5,800 employees. The healthcare system has a robust, active medical staff of nearly 800 doctors representing every medical specialty and provides services in more than 125 locations in seven counties.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the vBloc® System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ vBloc® System has received U.S. Food and Drug Administration approval and CE Mark.

Information about the vBloc® System and vBloc® Neurometabolic Therapy

You should not have an implanted vBloc® System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the vBloc System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and vBloc System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Neurometabolic Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our limited commercial sales experience with our vBloc® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to regain and then maintain compliance with the Nasdaq continued listing requirements; our ability to commercialize our vBloc® System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our vBloc® System; physician adoption of our vBloc® System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.